Exhibit 99.1

GOLDEN MINERALS REPORTS THIRD QUARTER 2009 RESULTS

GOLDEN—(MARKETWIRE)—November 3, 2009—Golden Minerals Company (“Golden Minerals” or the “Company”) (TSX:AUM; PK:GDMN) today announced results for the third quarter 2009.

Highlights

•                  Golden Minerals recorded a total net loss of $6.1 million for the third quarter.

•                  At September 30, 2009 the Company had $13.6 million cash and cash equivalents as compared to $15.7 million at June 30, 2009.

•                  The Company’s remaining auction rate securities (“ARS”) were sold during the third quarter for $3.0 million.

•                  During the third quarter, three mining claims in Mexico were sold for $1.2 million in cash.

•                  Drilling continued during the third quarter at the Company’s El Quevar project in Argentina, with 162 holes totaling approximately 29,000 meters completed to date.  An updated resource estimate was completed during October. An independent technical report with the new resource estimate will be issued in November 2009.

•                  In addition to El Quevar, Golden Minerals continued to advance exploration programs at certain of the Company’s other projects in Mexico, Peru and Argentina.

Financial Results, Liquidity and Capital Resources

For the third quarter 2009, Golden Minerals recorded a total net loss of $6.1 million, which included among other items, $1.5 million in revenue net of associated costs for management services, interest and other income of $0.2 million and royalty income of $0.3 million, offset by $2.5 million of administrative expense, $0.4 million of reorganization costs, $3.6 million of exploration expense, and a loss of $0.9 million on the sale of the Company’s remaining ARS investments.

At September 30, 2009 Golden Minerals’ aggregate cash and short and long-term investments totaled $14.0 million, which included proceeds from the sale of the ARS and the sale of three mining claims in Mexico.  The September 30, 2009 amount includes $13.6 million of cash and cash equivalents and $0.4 million of short term investments. At June 30, 2009 the Company’s cash and cash equivalents totaled $15.7 million.

During the third quarter 2009, the Company sold the remaining ARS investments in a secondary market for $3.0 million and recognized a loss of $0.9 million. The proceeds are held as cash and cash equivalents.  At September 30, 2009 Golden Minerals had no remaining ARS investments.

Golden Minerals sold three mining claims in Mexico to Capstone Gold SA de CV during the third quarter of 2009.  The mining claims, which are located on the southern edge of the Zacatecas district, are outside of the Company’s targeted exploration program.  The Company received $1.0 million in cash and recorded a $0.6 million gain on the sale.  Golden Minerals also retained certain sliding scale net smelter return royalties on the property, based on production quantities and metals prices.

For the remaining three months of 2009, Golden Minerals expects to spend approximately $3.0 million on general and administrative costs and approximately $5.0 million on advancing the Company’s exploration program, including $3.5 million on the El Quevar project. The Company plans to fund these expenditures from existing cash and investment balances, from the approximately $1.5 million of anticipated net cash flow from the management services agreement with Minera San Cristóbal, and an anticipated $0.8 million of interest and other cash receipts during the period.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 800 – Golden, Colorado 80401 – Telephone (303) 839-5060 –  Fax (303) 839-5907

Exploration Update

During the third quarter 2009, Golden Minerals continued to advance the El Quevar project in northwestern Argentina. Through September 30, 2009 the Company has drilled a total of 162 holes totaling approximately 29,000 meters with 18 drill holes completed in the third quarter 2009.  In October 2009, the Company received an updated resource estimate based on a Canadian National Instrument 43-101 (“NI 43-101) compliant technical report, which included results from 141 drill holes completed at the time of the report. The updated NI 43-101 compliant report demonstrates a resource estimate of approximately 0.3 million tonnes of indicated resource at an average grade of 430 grams per tonne of silver and 1.6 million tonnes of inferred resource at an average grade of 415 grams per tonne of silver, resulting in 4.3 million total contained ounces of silver in the indicated resource category and 21.9 million total contained ounces of silver in the inferred resource category, at a cutoff of 100 grams per tonne silver.  The current focus of drilling at El Quevar continues to be on the central and west extension of the Yaxtché zone, which remains open along strike and at depth. The Yaxtché zone is one of 13 targets the Company has identified in the El Quevar project area.  Drilling is also planned to test additional selected targets in the project area, including the Viejo Campo target area. There are currently three drills operating at the El Quevar project with the addition of a fourth drill planned before the end of this year.  The Company is proceeding with feasibility work, including permitting, metallurgical work, preliminary mine and plant design and planning for underground access to the mineralized zone.

A drill hole location map and listing of all drill intercepts for the holes at El Quevar for which the Company has received and verified results are available at http://www.goldenminerals.com.  Results of the Company’s drilling program have been reviewed, verified, and compiled under the direction of the Company’s Senior Vice President of Exploration, Robert Blakestad, M.Sc., P.Geo, L.P.G., a Qualified Person for the purpose of NI 43-101.  Mr. Blakestad has over 35 years of mineral exploration experience, is a professional Geoscientist registered in Nova Scotia, and is a Licensed Professional Geologist in the state of Washington.

In addition to the El Quevar Project, Golden Minerals continued to advance field evaluations of certain of the Company’s more interesting projects and has initiated or conducted drilling at several properties.  Among these properties are the high-grade vein targets in the Zacatecas district of central Mexico, where the Company has identified four target areas that contain silver and base metal values in quartz veins and as disseminations in sedimentary rocks.  In Peru, Golden Minerals has developed another high-grade vein target at the Company’s Palca project in southern Peru, where at least four veins exhibit silver values greater than 100 grams per tonne with associated lead, zinc and gold values.  At the La Pinta project located in central Mexico, a field evaluation, including a magnetic survey, has been completed and a drilling program is now being planned. Golden Minerals is also currently conducting initial drill tests of the Panuco project in the Zacatecas district and is awaiting results from recently completed drill programs at the Antofalla project in Argentina and at the Elisa de Bordos project in Chile.

Mine Management Services

Operations at the San Cristóbal mine, managed by the Company pursuant to a management services agreement with Sumitomo Corporation, have generated positive operating cash flow for the quarter ended September 30, 2009 and achieved average concentrator throughput of approximately 47,300 tonnes per day, exceeding the 40,000 tonnes per day designed capacity.  Golden Minerals continues to seek other opportunities to leverage the Company’s management capabilities by providing mine management services.

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado, primarily engaged in the advancement of its exploration projects and in providing mine management services.  The Company has a portfolio of 35 exploration projects, primarily located in Argentina, Peru and Mexico, including the advanced stage El Quevar project in the Salta Province of northwestern Argentina. The Company’s experienced management team has proven in house ability to explore, develop and operate mining projects.  Golden Minerals operates the San Cristóbal mine in Bolivia for Sumitomo Corporation under a Management Services Agreement.

Cautionary Note to U.S. Investors concerning Estimates of Indicated and Inferred Resources: This press release uses the terms “indicated resources” and “inferred resources” which are defined in, and required to be disclosed by, NI 43-101. We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). The estimation of indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that indicated mineral resources will be converted into reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. U.S. investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations, however the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Accordingly, the information contained in this press release may not be comparable to similar information made public by U.S. companies that are not subject NI 43-101.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the exploration results and programs at El Quevar, planned drilling and feasibility work at El Quevar, planned exploration activities on other properties, the expected zone of mineralization at the El Quevar project, and the expectation that cash on hand and anticipated revenues and cash receipts will be sufficient to fund general and administrative costs and exploration expenses for the next 3 months. These statements are subject to risks and uncertainties, including the ability and success of the Company in raising adequate capital to implement its plans, results of exploration and whether the results support engineering and other feasibility work on El Quevar, changes in geological interpretations, unexpected variations in ore grade, types and metallurgy, financial market conditions, our ability to continue to operate the San Cristóbal  mine under the Management Services Agreement, fluctuations in silver and zinc prices, and technical and permitting issues.  Golden Minerals Company assumes no obligation to update this information. Additional risks relating to Golden Minerals Company may be found in the periodic and current reports filed with the Securities Exchange Commission by Golden Minerals Company, including the Annual Report on Form 10-K of its predecessor for reporting purposes, Apex Silver Mines Limited, for the year ended December 31, 2008.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Jerry W. Danni, (303) 839-5060

Sr. Vice President, Corporate Affairs

SOURCE: Golden Minerals Company